UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 30, 2010

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 Maroon Circle, Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 24, 2010, CSG Systems International, Inc. (“CSG”) issued an announcement pursuant to Rule 2.5 of the U.K. City Code on Takeovers and Mergers. This announcement disclosed CSG’s firm intention to make an offer to acquire all of the issued and to be issued shares of U.K.-based Intec Telecom Systems PLC (“Intec”) in an all-cash transaction of 72 pence per Intec share (the “Intec Acquisition”). Intec is a global provider of Business Support Solutions. The company has approximately 400 customers worldwide, including over 60 of the world’s top 100 communications service providers. Over 90 percent of its revenues are generated from telecommunications providers. The company provides product software, associated services and support and maintenance to its clients.

On November 3, 2010, Intec’s Board of Directors announced that, at the court meeting and general meeting of eligible Intec shareholders, Intec shareholders voted to approve, by the necessary majorities, the Scheme and other associated matters to implement the acquisition of Intec. On November 29, 2010, the Scheme was sanctioned and the capital reduction was confirmed by the court. On November 30, 2010, the documents to finalize the transaction were filed and CSG issued a press release announcing that it had completed the acquisition of Intec.

The total cost of the acquisition, excluding transaction fees, is approximately $376 million, which will be paid no later than December 14, 2010.

The Intec Acquisition is being funded through the use of approximately $150 million of CSG’s existing cash, with the remainder funded through a new credit facility that CSG entered into on September 24, 2010 and amended on November 24, 2010, discussed below under “Item 2.03, Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant”, and incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

On September 24, 2010 and in conjunction with the Intec Acquisition, CSG entered into a $300 million credit agreement (the “Credit Agreement”) with UBS Loan Finance LLC and Royal Bank of Canada, as initial lenders, UBS Securities LLC and RBC Capital Markets, as joint lead arrangers and joint bookmanagers, RBC Capital Markets, as syndication agent, UBS Securities LLC, as documentation agent, UBS AG, Stamford Branch, as issuing bank, administrative agent, and UBS Loan Finance LLC, as swingline lender.

On November 24, 2010, CSG entered into an amended and restated $300 million credit agreement (the “Amended and Restated Credit Agreement”), which was done as part of the final bank syndication process of the credit agreement. Key terms that changed between the Credit Agreement and the Amended and Restated Credit Agreement included the following:

•	Term of the $200 million term loan changed from 6 years to 5 years.

•

Mandatory amortization of the $200 million term loan changed from annual amortization amounts (payable quarterly) on the term loan equal to 1.00% of the term loan’s original principal amount, with the remaining principal balance due at maturity, to annual amortization amounts (payable quarterly) on the term loan for the first, second, third, fourth and fifth years equal to 5%, 10%, 15%, 20%, and 25%, respectively, of the aggregate principle amount, with the remaining 25% principal balance due at maturity.

•	The applicable interest rates are generally no longer subject to a LIBOR floor.

Upon closing of the Intec Acquisition, all of the $200 million aggregate principal term loan and approximately $50 million of the $100 million aggregate revolving loan facility were drawn down. The proceeds of the Amended and Restated Credit Agreement, along with available corporate funds, were used to: (i) fund the acquisition; and (ii) pay transaction-related costs.

The Amended and Restated Credit Agreement will be filed with our Annual Report on Form 10-K for the year ended December 31, 2010.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The audited financial statements of Intec are not included in this Form 8-K report, and will be filed as soon as practicable, but no later than February 15, 2011, by amendment on Form 8-K/A.

(b)	Pro forma financial information.

Pro forma financial information for CSG reflecting the Intec Acquisition is not currently available, and will be filed as soon as practicable, but no later than February 15, 2011, by amendment on Form 8-K/A.

(d)	Exhibits.

99.1         Press release of CSG Systems International, Inc. dated November 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2010

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Randy R. Wiese
Randy R. Wiese,
Chief Financial Officer and
Principal Accounting Officer

CSG Systems International, Inc.

Form 8-K

Exhibit Index

99.1	Press release of CSG Systems International, Inc. dated November 30, 2010

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